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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Deep Discount Partners Fund Incorporated

Address of Principal Business Office:

          11 South LaSalle Street
          2nd Floor
          Chicago, Illinois 60603

Phone Number: 1-888-SECURITY

Name and address of agent for service of Process:

          David T. Novick
          11 South LaSalle Street
          2nd Floor
          Chicago, Illinois 60603

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES /____/   NO / X /
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Item 1.  Deep Discount Partners Fund Incorporated.


Item 2. Registrant was organized under the laws of the State of Maryland on November 1, 1999.


Item 3.   Registrant is a corporation.


Item 4.   Registrant is a management company.


Item 5.   (a)  Registrant is a closed-end company.

          (b)  Registrant is a non-diversified company.


Item 6. Security Capital Global Capital Management Group Incorporated 11 South LaSalle Street
          Chicago, Illinois 60603


Item 7.   Anthony R. Manno Jr.              Chairman of the Board of Directors,
          11 South LaSalle Street           Managing Director and President
          Chicago, Illinois 60603

          Jeffrey C. Nellessen              Vice President, Treasurer
          11 South LaSalle Street           and Assistant Secretary
          Chicago, Illinois 60603

          David T. Novick                   Vice President and Secretary
          11 South LaSalle Street
          Chicago, Illinois 60603


Item 8.   Not Applicable.


Item 9.   (a)  No

          (b)  Not Applicable

          (c)  No

          (d)  No
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          (e)  Not Applicable.


Item 10.  $0.00.


Item 11.  No.


Item 12.  Not Applicable.
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Chicago and the state of Illinois on the 1st day of November 1999.


                   DEEP DISCOUNT PARTNERS FUND INCORPORATED



                   By: /s/Anthony R. Manno Jr.
                      -------------------------------------
                      Name:  Anthony R. Manno Jr.
                      Title: President



Attest:



/s/Dottie Steffeck
------------------------------
Name: Dottie Steffeck
Title: Office Manager